UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	June 26, 2007

SIRICOMM, INC.

(Exact name of registrant as specified in its Charter)

Delaware	0-18399	62-1386759
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File No.)	Identification No.)

4710 East 32nd Street, Joplin, Missouri	64804
(Address of principal executive offices)	(Zip Code)

(417) 626-9961

(Registrant’s telephone number, including area code)

N/A

(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.24d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.23e-4(c))

Item 1.01 Entry into a Material Agreement

On June 26, 2007, SiriComm, Inc. (the “Registrant”) executed and delivered a Promissory Note (“Note”) in the principal amount of $1,144,426.48 to ViaSat, Inc., the Registrant’s satellite provider. The Note converts amounts currently reflected on the Registrant’s balance sheet as Accounts Payable into a 24-month loan. Pursuant to the Note, the Registrant is required to make interest only payments for the first six months commencing July 15, 2007 and subsequent payments are due the 15th day of each month thereafter. Principal and interest payments will commence on January 15, 2008. All principal and interest shall be paid on or before June 15, 2009. The Note bears interest at the rate of 9.5% per annum.

The Note provides for mandatory prepayment in the event of: (i) the Registrant’s dissolution or liquidation, (ii) the consummation by the Registrant of any merger, consolidation or business combination, whereby the beneficial owners of the Registrant’s common stock own less than 50% of the combined entity immediately after giving effect to such transactions or (iii) the acquisition by a third party of all or substantially all of the Registrant’s capital stock, equity interests or assets. In addition, all amounts due and payable under the Note shall be prepaid in the event the Registrant borrows or receives an equity infusion of an amount in excess of $10,000,000.00.

As consideration for accepting the Note, the Registrant agreed to issue ViaSat 500,000 common stock purchase warrants exercisable at $.25 per share (the “Warrants”). The Warrants may be exercised in whole or in part at any time for a period of two (2) years from the date of issuance.

Item 3.02	Unregistered Sales of Equity Securities

As described above, the Registrant issued to ViaSat, Inc. 500,000 Warrants.

The securities discussed above were offered and sold in reliance upon exemptions from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 promulgated thereunder. Such securities were sold exclusively to accredited investors as defined by Rule 501(a) under the Act.

Item 9.01	Financial Statements and Exhibits

c)	Exhibits

10.1	Promissory Note dated June 26, 2007
10.2	Form of Common Stock Purchase Warrant issues to ViaSat, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SIRICOMM, INC.
(Registrant)

Date:	July 2, 2007	By:	/s/ Mark L. Grannell
Mark L. Grannell,
Chief Executive Officer

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